Form 10-Q Table of Contents

Exhibit 10.1

AMENDMENTS TO ZHONGMIN WEI’S EMPLOYMENT
AGREEMENT DATED AUGUST 16, 2000

Section 3. Term of Employment

        Section 3 is replaced by Sections 3.1 and 3.2:

        Section 3.1

        Subject to prior termination pursuant to Section 11 hereof, the term of this Agreement shall be until December 31, 2004 and shall commence on the signing date hereof (the “Employment Period”).

        Section 3.2:

        If the Employee is terminated by Eden with less than six (6) months remaining in the Employment Period, Employee shall have a “Termination Period” of no less than six (6) months from the date of termination.

Section 7. Noncompetition

        The first sentence is changed to:

        Employee agrees that during the Employment Period or the Termination Period and for a twelve (12) month period from the end of whichever is in effect on December 31, 2004, he will not, except in furtherance of his employment …. or similar institution of higher learning.

        The last sentence is changed to:

        Employee shall be paid his base annual salary, including reimbursement for company standard health care benefits for employee and his dependents, during any required noncompetition period after the Employment period up to a maximum of eighteen months (six months severance and 12 months noncompetition period), provided he complies with the obligations set forth in Sections 7, 8, 9 and 10 herein.

Section 9. Noninterference

        Section 9 is changed to:

        Employee agrees that during the Employment Period or the Termination Period and for a twelve (12) month period from the end of whichever is in effect on December 31, 2004, he will not, except in furtherance of his employment with the Company or as a part of his duties as an officer of the Company, without prior written consent of the Company, directly or indirectly solicit, induce or attempt to solicit or induce any employee, agent, or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship or a relationship between the Company and any of its suppliers or distributors.

Section 11.2 Events of Termination

        Subsection (a) is changed to:

        Notwithstanding anything to the contrary contained herein, this agreement shall terminate at the last to expire of the Employment Period or the Termination Period and, except for the obligations of the Employee set forth is Sections 8, 9, 10, and 11.3 hereof and the payments by the Company set forth in Section 12.1 or 12.2, all rights and obligations of the Company and Employee hereunder shall be completely null and void upon the earliest to occur of the following:

(i)	the death or total disability of Employee

(ii)	the voluntary termination by the Employee of his employment with the Company during the term of this Agreement pursuant to Section 11.2 (b) hereof.

Section 12.1 Termination by the Company

        Section 12.1 is replaced with: If the Company terminates the Employee’s employment prior to the end of the Employment Period covered by this agreement, Employee shall be entitled to receive (a) any unpaid annual base salary and any accrued vacation and deferred compensation (together with accrued interest or earnings thereon, if any) payable under the deferral plan which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, and (b) base salary and health insurance from the Termination Date through the end of the Employment Period or for a Termination Period of six months, whichever period is longest, and (c) at Eden’s sole option, noncompetition payments payable under Section 7 of the agreement for a period of twelve months extending beyond either the Employment Period or the Termination Period, depending on which is in effect, and (d) the acceleration of all unvested stock options.

Section 12.2 Termination by Employee

        Section 12.2 is replaced with: In the case of the termination of Employee’s employment by Employee, Employee shall be (a) bound under Section 7 until December 31, 2004 without further pay and at Eden’s option for twelve (12) months from that date with pay, and (b) shall not be entitled to receive any payments hereunder, other than those set forth in clause (a) of Section 12.1 hereof.

EDEN Bioscience Corporation, A Washington Corporation		EMPLOYEE
By	/s/ Rhett Atkins 7/8/03 Its President/CEO	By	/s/ Zhongmin Wei 7/9/03 Zhongmin Wei
	Notice Address 3830 Monte Villa Parkway Bothell, WA 98021-6492		Notice Address 6115 111th Avenue NE Kirkland, WA 98033